Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

DECLARES SIXTH ANNUAL COMMON

STOCK DIVIDEND; ANNOUNCES ELECTION OF DIRECTORS

AUSTIN, TEXAS, June 4, 2009 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced that its Board of Directors approved a dividend of $.30 per common share, the company’s sixth consecutive annual dividend.   The dividend will be payable June 30, 2009 to shareholders of record on June 15, 2009.  The Company paid a common stock dividend of $.30 per share in 2008, 2007 and 2006 and has paid common stock dividends since 2004.  APS also announced that shareholders had re-elected its eight-member Board of Directors at the Annual Meeting of Shareholders held June 3, 2009.

Mr. Kenneth Shifrin, Chairman of the Board said, “We are fortunate to return a Board that has helped guide us to unprecedented success during difficult economic times.  Excellent earnings and a conservative investment philosophy have kept the balance sheet strong and we are pleased to return a portion of our record equity to shareholders.  This $.30 common dividend follows a preferred stock dividend and partial redemption in March, all done without diminishing our ability to expand our business.  We thank our shareholders and look forward to continuing to share our success.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Senior Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888

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